Exhibit 99.4

Analyst and Investor Call Script

Martie Zakas

Safe Harbor

Good morning, everyone. With us on the call today are Greg Hyland, our Chairman, President and CEO, and Evan Hart, our CFO. This morning’s call is being recorded and webcast live on the internet. We have also posted slides on our website on the topics to be discussed today, which also address forward-looking statements and our non-GAAP performance.

Slide 2

At this time, please refer to slide two. This slide identifies certain non-GAAP financial measures referenced in our press release, on our slides and on this call, and discloses the reasons why we believe that these measures provide useful information to investors. Reconciliations between GAAP and non-GAAP performance measures are included in the supplemlental information within our press release and on our website.

Slide 3

Slide 3 addresses forward-looking statements made on this call. This slide includes cautionary information, identifying important factors that could cause actual results to differ materially from those included in forward-looking statements, as well as specific examples of forward-looking statements.

A replay of this morning’s call will be available for 30 days after the call at 1-866-483-9093. The archived webcast and corresponding slides will be available for at least 90 days in the Investor Relations section of our website. In addition, we will furnish a copy of our prepared remarks on Form 8-K later today.

After the prepared remarks, we will open the call to questions.

I’ll now turn the call over to Greg.

Greg Hyland

Slide 4

Thank you Martie, and good morning everyone. Thank you for joining us on such short notice.

This morning we made a number of important announcements that we believe better position our Company for the future and demonstrate our Board’s commitment to delivering value and growth for our shareholders.

First, we announced the sale of our Anvil International division for $315 million, which immediately transforms Mueller Water Products into a higher-margin, pure-play water infrastructure company. I’ll have more to say about why this is such an exciting move in a moment.

We also announced that our Board has authorized up to $250 million in share repurchases, and has increased our quarterly dividend 33% to $0.04 per share, up from $0.03 a share.

Finally, we are pleased to announce that Scott Hall will join Mueller Water Products’ as our next President and CEO, effective January 23rd. Scott comes to us from Textron where he was President and CEO of its $3.8 billion industrial segment. I will become Executive Chairman and look forward to working with Scott to effect a smooth transition.

We are excited by what these strategic actions mean for the future of our business, as well as for our customers, employees and shareholders.

I’ll now go through each of them in a little more detail, and then we’ll answer any questions you might have.

Slide 5

Turning to slide 5.

Let me say a few words about how the Board came to the decision to sell Anvil. The board determined that Mueller Water Products as a pure play water infrastructure company would be better positioned from a financial and operating perspective to deliver long-term value to its stockholders.

Specifically, as we looked at the industry in which Anvil competes, we determined that, in order to create value, we would have had to commit meaningful capital towards becoming a consolidator. After carefully analyzing our options, we felt that we could better use our capital by investing in our higher-margin businesses in the water industry and returning some of it directly to our shareholders.

We conducted a thorough process over the course of 15 months with the help of our outside advisors. After reviewing a range of options, the Board unanimously determined that the opportunity to become a more streamlined business through a sale of Anvil to One Equity Partners was in the best interests of our shareholders.

We estimate net cash proceeds from the transaction, after taxes and some transaction-related expenses, will be approximately $250 million.

The sale of Anvil repositions Mueller Water Products immediately as a higher-margin business, with an improved return on net assets and a higher growth profile.

We are now a streamlined, pure-play water infrastructure company with leadership positions in most of our markets and the operational and financial resources to focus fully on the attractive growth opportunities in our core markets.

We will have top-tier industrial operating margins, EBTIDA margins and return on net assets, with a higher growth profile. This transaction not only makes us a more focused company, but given our strengthened balance sheet — combined with our expectations to continue to generate strong free cash flow — we now have greater flexibility to pursue all capital allocation options.

Slide 6

On slide 6 you can see what our remaining core businesses – Mueller Co. and Mueller Technologies – look like from a net sales, end-market and product portfolio perspective. We are now clearly a pure play water company, and believe our end markets are attractive from both a near and long-term perspective.

We also believe that we continue to have near and long-term growth opportunities with our municipal and residential construction end markets, as the need to address aging water infrastructure with the demand for repair and replacement continues to increase.

Slide 7

…and slide 7 has a little more color on some key metrics for the remaining core businesses.

For the 2017 first quarter, with the divestiture, Anvil is now being treated as discontinued operations in our financial statements.

While we are not yet in position to provide detailed first quarter 2017 earnings results, I can say that our operating income performance expectations for our two remaining segments, Mueller Co. and Mueller Technologies, are in line with the outlook provided on our fourth quarter earnings call. Specificially, we said that at Mueller Co., we expected our adjusted operating income improvement would be in the high single digits. And, at Mueller Technologies, we said that we expected to see meaningful operating performance improvement in the first quarter year-over-year similar to the year-over-year operating performance improvement that we achieved in the fourth quarter 2016.

First quarter net sales at Mueller Co. are expected to only grow slightly compared to first quarter 2016. First quarter net sales growth at Mueller Technologies is expected to approach 15%. Although net sales at Mueller Co. are lower than the projections we discussed on the last call, we remain confident in the full year 2017 outlook we have given for the performance of our two remaining businesses. Our first quarter earnings call is planned for February 3rd, where we will give much more detailed information on the quarter.

The continuing operations at Mueller Water Products show top tier industrial operating margins, EBITDA margins and return metrics. For example, in 2016, our pro forma adjusted operating margin from continuing operations was 14.5% and our adjusted EBITDA margin was 19.4%. Our reclassified RONA for 2016 was 35%.

Slide 8

Turning to slide 8.

The Board authorized share repurchases of up to $250 million and increased our dividend by 33% to $0.04 per share.

We are focused on an appropriate balance between growing our business through organic investments and adjacent acquisitions and returning cash directly to stockholders. This significantly increased authorization gives us the flexibility to buy more shares should we determine that is the best way to deliver long-term value.

We believe there are opportunities for investment and acquisitions that are adjacent to our core business, that will even further enhance the product and services we offer our customers and the returns we generate for stockholders.

The key criteria for these investments in the business will be that they deliver superior long-term value versus returning capital directly to stockholders.

Slide 9

Turning now to slide 9, I know I speak for the rest of the Board when I say we are very pleased to welcome Scott Hall as our next President and CEO.

We believe Scott will be an excellent leader for Mueller Water Products as it enters its next phase of growth.

Scott joins us from Textron, Inc. where he was most recently President and Chief Executive Officer of its Industrial Segment, a business with $3.8 billion in annual revenue.

Over his career, Scott has earned a reputation as both a strong strategic and operational excellence leader. Scott has significant experience in Six Sigma and LEAN manufacturing in diverse industrial businesses, as well as a track record of developing new products and growing businesses.

In addition, Scott has solid experience in the telecommunications field which is important for our technology businesses. Scott will be a great cultural and strategic fit for Mueller Water Products as we continue our focus on efficiency, safety, growth and meeting the evolving needs of our customers.

As Executive Chairman, I look forward to working closely with Scott, the rest of our management team and the Board to effect a seamless transition of CEO responsibilities. I also look forward to remaining involved with this great company continuing in my Chairman role.

Scott will be joining us on our next earnings call, and I know he looks forward to meeting and speaking with many of you in the near-term.

Slide 10

To sum things up, on slide 10

…as a pure-play water infrastructure company with a stronger financial profile, we believe we are positioned to capitalize on the attractive near- and long-term market opportunities in our core business.

As I hope you can tell, we are excited about these strategic developments and what they mean for our business and shareholders. We believe Mueller Water Products is poised for growth and value creation under our newly re-focused structure, and we are excited that Scott has joined to lead the Company into the future.

With that, we will address any questions you may have.

Slide 13 (for Q&A)